Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of PowerShares DB G10 Currency Harvest Fund and DB G10 Currency Harvest Master Fund (PowerShares DB G10 Currency Harvest Fund and Subsidiary) of our report dated March 10, 2008, with respect to the consolidated statements of financial condition and consolidated schedules of investments of PowerShares DB G10 Currency Harvest Fund and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for the year ended December 31, 2007 and the period from September 15, 2006 (commencement of investment operations) to December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of PowerShares DB G10 Currency Harvest Fund and Subsidiary. We also consent to the incorporation by reference of our report dated April 8, 2008, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2007 and 2006, and the related statements of income and expenses, changes in member’s deficit, and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the Form 8-K of PowerShares DB G10 Currency Harvest Fund and Subsidiary dated December 16, 2008.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

February 5, 2009